Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

BRT Realty Trust

Village of Great Neck Plaza, New York

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated December 12, 2011, relating to the consolidated financial statements and the effectiveness of BRT Realty Trust’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2011  and of our report dated May 10, 2012 with respect to the statement of revenues and certain expenses of 4205 Union Square Blvd. for the year ended December 31, 2011 included in the current report on Form 8-K/A, dated May 10, 2012 of BRT Realty Trust.

/s/ BDO USA, LLP

New York, New York
June 11, 2012